                                                                   EXHIBIT 11.1

                       NEW CENTURY FINANCIAL CORPORATION

        STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS

                                                          YEAR ENDED
                                                         DECEMBER 31, MARCH 31,
                                                             1996        1997
PRO FORMA PRIMARY EARNINGS PER SHARE                     ------------ ----------
Computation for Statement of Operations:
  Net earnings per Statement of Operations used in
   Primary Earnings Per Share computation...............  $1,335,000  $2,347,000
Adjustment related to revisions in compensation and
 incentive compensation plan............................    (142,000)    (88,000)
                                                          ----------  ----------
Net Earnings as Adjusted................................  $1,193,000  $2,259,000
                                                          ==========  ==========
Weighted Average Number of Shares Outstanding...........  10,992,374  10,992,374
Shares issuable pursuant to the assumption of the
 exercise of warrants and options, as determined by the
 application of the Treasury Stock Method...............     638,065     650,833
                                                          ----------  ----------
Weighted Average Number of Shares Outstanding...........  11,630,439  11,643,207
                                                          ==========  ==========
Pro Forma Primary Earnings Per Share, As Adjusted.......  $     0.10  $     0.19

Fully diluted earnings per share were not materially different.